UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 9, 2008
IKON Office Solutions, Inc.
(Exact name of registrant as specified in its charter)

OHIO	File No. 1-5964	23-0334400

(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

70 Valley Stream Parkway, Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 296-8000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURE

Item 8.01.	Other Events.
ISS Recommendation
     On October 9, 2008 ISS Governance Services’ US Proxy Advisory Services published a report recommending that IKON’s shareholders should vote for adoption of the merger agreement (the “Merger Agreement”) among IKON and Ricoh Company, Ltd. and Keystone Acquisition, Inc. at IKON’s previously announced special meeting (the “Special Meeting”) to be held on October 31, 2008.
Additional Disclosure
     IKON is providing certain additional disclosures to shareholders as follows:
     The table below sets forth certain summary financial information prepared by Goldman, Sachs & Co., our financial advisor, for selected transactions in the office equipment and document services industry and provided by Goldman Sachs to the IKON board of directors in connection with its approval of the Merger Agreement.

			Approximate Value	LTM	LTM
Year	Acquiror	Target	(in millions)	Sales	EBITDA
2008	Konica Minolta	Danka Office Imaging Company	$240	0.55x	NM
2007	Xerox	Global Imaging	$1,722	1.60x	12.2x
2006	Ricoh	Danka UK PLC	$210	0.40x	~10.5x
2006	Deutsche Post	Williams Lea	$443	0.57x	10.1
2005	Oce NV	Imagistics International	$754	1.30x	6.8x
     Except for Goldman Sachs’ engagement to act as financial advisor to IKON with respect to the transaction and to assist it in preparing for shareholder activism, as of the date hereof, the investment banking division of Goldman Sachs is not currently engaged to perform investment banking or other financial services for IKON, Ricoh or their respective affiliates.
Projected Financial Information
     IKON does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, IKON provided certain non-public financial information to Goldman Sachs in its capacity as IKON’s financial advisor in connection with the Merger Agreement, including projections by management of IKON’s financial performance for years 2008 through 2011. These projections were in turn used by Goldman Sachs in performing the discounted cash flow analysis described on page 19 and the present value of future share price analysis on pages 20 and 21 of IKON’s Proxy Statement for the Special Meeting. A summary of these projections is set forth below. The prospective financial information was prepared by, and is the responsibility of, IKON’s management. This projected financial information was not prepared with a view toward public disclosure and, accordingly, does not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. PricewaterhouseCoopers LLP, IKON’s outside auditors, have not examined, compiled, or performed any procedures with respect to this prospective financial information and do not express an opinion or any other form of assurance with respect thereto. The summary of these projections is not being disclosed to influence an IKON shareholder’s decision whether to vote in favor of the proposal to approve the Merger Agreement, but because the projections represent an assessment by IKON’s management of the future cash flows that were used in Goldman Sachs’ financial analysis and on which the Board of Directors relied in making its recommendation to IKON’s shareholders that they vote in favor of approval of the Merger Agreement.
     There can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The assumptions upon which the projected financial information was based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond IKON’s control. Important factors that may affect actual results and result in the projected results not being achieved include, but are not limited to, the risks described in IKON’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in the Proxy Statement under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 8.
     The disclosure of the projections should not be regarded as an indication that IKON or any of its affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of IKON or any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. IKON does not intend to make publicly available any update or other revision to the projections, except as required by law. None of IKON or any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of IKON compared to the information contained in the projections or that forecasted results will be achieved. IKON has made no representation to Ricoh, in the merger agreement or otherwise, concerning the projections.
     IKON shareholders are cautioned not to place undue reliance on the projected financial information provided below.

PROJECTED FINANCIAL INFORMATION

	IKON Summary of Financial Projections
	(in millions)
	2008E		2009E	2010E	2011E
Total Revenue	$4,155		$4,185	$4,214	$4,257
Operating Income	$203	(1)	$220	$234	$254
EBITDA	$294		$297	$307	$322

(1)	In performing the discounted cash flow analysis, the figure for 2008E that was used was $209 million, which excludes certain items for restructuring or asset impairment and gains on divestitures that amounted to a $5.8 million reduction. There were no such adjustments for 2009E to 2011E or for performing the future share price analysis.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IKON OFFICE SOLUTIONS, INC.
By:	/s/ Mark A. Hershey
Mark A. Hershey
Senior Vice President, General Counsel and Secretary

Dated: October 14, 2008